Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of Mirum Pharmaceuticals, Inc. of our reports dated February 26, 2025, with respect to the consolidated financial statements of Mirum Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Mirum Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
February 26, 2025